Exhibit 99.1

Jacuzzi Brands Reaffirms Guidance and Announces Preliminary Quarterly Results


    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Jan. 18, 2007--Jacuzzi Brands, Inc. (NYSE: JJZ), a leading global producer of branded bath and plumbing products for the residential, commercial and institutional markets, today reaffirmed its 2007 guidance and announced selected preliminary financial results for the fiscal 2007 first quarter ended December 30, 2006.

    Net sales for the first quarter of fiscal 2007 are estimated to be approximately $272 million compared to $267.1 million in the first quarter of fiscal 2006. Operating income is estimated to be $18 million compared to $21.1 million for the same period one year ago. Net income from continuing operations for the first quarter of fiscal 2007 is estimated to be $0.06 per diluted share which included $0.02 per share of net charges for merger and other costs described below. This compares to net income from continuing operations of $0.16 per diluted share in the first quarter of fiscal 2006 which included $0.08 per share of net gains for items described below.

    The increase in estimated sales was the result of increased sales at the Plumbing Products segment ("Zurn") of approximately 12% partially offset by a 4% decrease sales in Bath Products. Zurn's sales growth was driven by improved sales of existing products, including PEX products, specification drains, commercial brass, and Wilkins(TM) brand products, as well as higher sales of new products. Increased sales at Zurn also reflected price increases that partially offset higher raw materials costs. Bath Products sales declined due to weak demand for U.S. whirlpool baths and spas in a challenging domestic operating environment characterized by ongoing sluggishness in both new residential housing sales and the remodeling market. U.S. whirlpool bath sales were also adversely affected by destocking programs implemented by several major customers in response to current market conditions.

    The decline in estimated operating income was primarily due to an approximately 40% drop in income in the Bath segment due to operating losses at the U.S. whirlpool bath operations. The operating losses at the U.S. whirlpool bath operations resulted from the decline in sales noted above and unfavorable manufacturing absorption variances generated from the resulting decline in production. Zurn's operating income increased 3% over the prior period. While operating income at Zurn increased in dollars, operating margin for the first quarter of fiscal 2007 declined from the same period last year due primarily to the inability to recover higher copper prices. Corporate expenses in the first quarter of fiscal 2007 included $1.2 million of additional pension income versus the prior year period.

    Estimated net earnings from continuing operations in first quarter of fiscal 2007 included restructuring charges of $0.7 million, a $0.6 million gain from the sale of real estate, and merger-related expenses of $2.3 million which reduced net earnings per share by a total of approximately $0.02 per share. Net earnings from continuing operations in first quarter of fiscal 2006 included restructuring charges of $1.6 million, a $1.7 million gain from the settlement of a property tax liability, and a $9.3 million gain from the recognition of deferred profit on the sale of real estate which increased earnings per share by a total of $0.08 per share.

    The Company is reaffirming its December forecast of fiscal 2007 earnings of $0.75 per share from continuing operations. This forecast includes $0.04 per share of income from the sale of surplus properties. The Company noted that its first fiscal quarter has historically reflected its seasonal low point in sales. The Company forecasts that the recent weakness in the US whirlpool bath operations will be offset by increased sales in its primary selling season as a result of new product introductions and improving market conditions, including a pick-up in the renovation markets. This forecast is a "forward-looking statement", and accordingly is subject to the qualifications noted below. The major assumptions for the forecast include the successful execution of business strategies to outperform the residential housing market, which the Company expects to decline but moderate while the renovation market improves; continued growth in domestic commercial and institutional construction activity; successful new product introductions driving sales and profit margins for the Bath segment, which has experienced increasingly difficult trading conditions; successful marketing initiatives and dealer enhancements to increase spa market share, in a significantly declining domestic market, together with increased penetration of European markets; continued conversion of copper plumbing to PEX, consistent with recent industry trends, sufficient to overcome both increased competition and a declining residential construction market; the return to profitability of the U.K. operations following a 2-year trend of increasing losses; product price increases to offset continued overall inflationary cost pressures on commodities including energy; continued reductions of corporate overhead costs; and increased non-cash pension income, primarily due to a higher discount rate.

    About Jacuzzi Brands

    Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ZURN(R) and ASTRACAST(R). Learn more at www.jacuzzibrands.com.

    Business Risks

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "intends," "anticipates," "plans," "projects," "probably," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Such forward-looking statements include, but are not limited to, the Company's estimated (1) net sales, operating income, net income from continuing operations and earnings per share in the first quarter of fiscal 2007; (2) results of the Company's operating segments for such quarter and (3) highlighted charges and other items in such quarter.

    Each of these estimates is based on preliminary information about the first quarter of fiscal 2007. Although the quarter is now completed, the Company is still in the process of performing its standard financial reporting closing procedures. Accordingly, as the Company completes its quarter-end closing processes, actual results could differ from these preliminary estimates.

    Even though the Company believes the expectations reflected in its forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In addition to the factors noted above, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company's filings with the Securities and Exchange Commission could cause our actual results to differ materially from those expressed in this press release.

    CONTACT: Jacuzzi Brands, Inc.
             Diana Burton, 561-514-3850
             VP - Investor Relations
             or
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608